October 2010 Pricing Sheet dated October 25, 2010 relating to Preliminary Pricing Supplement No. 540 dated October 1, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Buffered Jump Securities Based on the Value of the S&P 500® Index due October 30, 2012
PRICING TERMS – OCTOBER 25, 2010
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	October 25, 2010
Original issue date:	October 28, 2010 (3 business days after the pricing date)
Maturity date:	October 30, 2012
Aggregate principal amount:	$380,000
Interest:	None
Underlying index:	S&P 500® Index (the “index”)
Payment at maturity:	•	If the final index value is greater than the initial index value: $1,000 + upside payment;
•
If the final index value is less than or equal to the initial index value but greater than or equal to 90% of the initial index value, meaning the value of the index has not declined by more than the buffer amount of 10% from its initial value:
$1,000

•
If the final index value is less than 90% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 10% from its initial value:
$1,000 x (index performance factor + 10%)
Because the index performance factor will be less than 90% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity of $100 per security.

Upside payment:
$160 per security (16% of the stated principal amount)
Accordingly, your payment at maturity will be limited to $1,160 per security even if the final index value has increased from the initial index value by more than 16%.

Buffer amount:	10%
Index performance factor:	final index value / initial index value
Initial index value:	1,185.62, which is the closing value of the index on the pricing date.
Final index value:	The closing value of the index on the valuation date.
Valuation date:	October 25, 2012, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	617482NU4 / US617482NU49
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$1,000	$22.50	$977.50
Total	$380,000	$8,550	$371,450
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.25% for each security they sell. For additional information, see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 540 dated October 1, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.